UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PUSUANT TO SECTION 12(b) or (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Warner Bros. Discovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2333914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Common Stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333-261188

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Warner Bros. Discovery, Inc. (“WBD”), formerly named Discovery, Inc. (“Discovery”), previously filed a registration statement on Form 8-A, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on April 1, 2022 (the “Prior Form 8-A”) with respect to WBD’s Series A common stock, par value $0.01 per share (the “WBD Common Stock”). In connection with the completion of the previously disclosed transactions, effective April 8, 2022, WBD amended its restated certificate of incorporation, as amended, to, among other things, change its name from “Discovery, Inc.” to “Warner Bros. Discovery, Inc.” WBD is amending the Prior Form 8-A to reflect such change. The terms of the WBD Common Stock, and the associated rights, otherwise remain unchanged.

Item 1. Description of Registrant’s Securities to be Registered.

A description of the WBD Common Stock is set forth under the caption “Description of Capital Stock of Discovery and WBD” in Discovery’s Registration Statement on Form S-4 (Reg. No. 333-261188), as amended (the “Registration Statement”), which description is incorporated herein by reference. The description of the WBD Common Stock included in any form of prospectus that constitutes part of the Registration Statement and was filed by Discovery pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is also deemed incorporated herein by reference. The description of the WBD Common Stock is qualified in its entirety by reference to WBD’s second restated certificate of incorporation and WBD’s amended and restated bylaws, which were respectively filed as Exhibits 3.1 and 3.2 to the Current Report on Form 8-K filed by WBD on April 12, 2022 and are incorporated herein by reference.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are filed because no other securities of WBD are registered on the Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Warner Bros. Discovery, Inc.

By:	/s/ Gunnar Wiedenfels
Name:	Gunnar Wiedenfels
Title:	Chief Financial Officer

Date: April 12, 2022